Exhibit 12.1

May 15, 2019

Blockstack Token LLC

111 Town Square Pl Ste 1203

Jersey City, New Jersey 07310

Re:          Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to Blockstack Token LLC, a Delaware limited liability company (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of an offering statement on Form 1-A (the “Offering Statement”), under the Securities Act of 1933, as amended (the “Act”). Pursuant to the Offering Statement, the Company is registering under the Act up to 295,000,000 Stacks Tokens (the “Stacks Tokens”) to be issued and sold by the Company.  We understand that Stacks Tokens are to be sold to the public pursuant to (i) subscription agreements, to be entered into by and among the Company and subscribers (the “Subscription Agreements”) and (ii) participation agreements, to be entered into by the Company and participants in the “App Mining program” (the “Participation Agreements”), each in substantially in the form filed as an exhibit to the Offering Statement, and as described in the Offering Statement, the offering circular contained therein (the “Offering Circular”) and any supplements to the Offering Circular.

We have examined the Offering Statement and such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We are opining herein as to the effect on the subject transactions only of the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

Based on such examination and subject to the assumptions and limitations set forth herein, we are of the opinion that the Stacks Tokens to be qualified for sale under the Offering Statement, have been duly authorized and, when such Stacks Tokens are issued and paid for in accordance with the terms of the Subscription Agreements and Participation Agreements as described in the Offering Statement will be validly issued, fully paid and nonassessable.  We are also of the opinion that, following their delivery to subscribers and participants, the Stacks Tokens will not be binding obligations of the issuer.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Offering Statement and the use of our name wherever it appears in the Offering Statement, the Offering Circular, and in any amendment or supplement thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati